Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 333-248781) of our reports dated February 27, 2024, on our audits of the consolidated financial statements of the Company as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 27, 2024, on our audit of the internal control over financial reporting of the Corporation as of December 31, 2023, which report is included in this Annual Report on Form 10-K.

Fort Wayne, Indiana

February 27, 2024